Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

IBOS, Inc. (a development stage company):

We hereby consent to the use in Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated August 11, 2009, relating to the balance sheets of IBOS, Inc. (a development stage company) (the “Company”) as of March 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

April 1, 2010